UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2011

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2011, Document Security Systems, Inc. (the “Company”) entered into a Convertible Promissory Note with Mayer Laufer (the “Lender”), in the principal sum of $575,000 (the “Convertible Note”). The proceeds of the Convertible Note were used to pay off that certain Promissory Note previously entered into between Secuprint Inc., a wholly-owned subsidiary of the Company (“Secuprint”), and Mayer Laufer, on November 24, 2009 (the “Secuprint Promissory Note”). The Secuprint Promissory Note has been paid in full and is terminated.

The Convertible Note matures on December 29, 2013, and carries an interest rate of 10% per annum. Interest is payable on the last day of each calendar quarter commencing on March 31, 2012, until the outstanding principal amount is paid in full. If an interest payment is not made within 10 days of the due date, Company shall pay a late charge equal to 2% of the delinquent amount. Company may prepay all or any portion of the Convertible Note balance without prepayment penalty or premium.

At any time during the term of the Convertible Note, at Lender’s option, up to $575,000 of the principal amount of the Convertible Note may be converted, in whole or in part, into fully paid and non-assessable shares of the Company’s common stock, par value $.02 per share (the “Common Stock”), at a conversion price equal to $2.21 per share (the “Conversion Price”), subject to the Company receiving NYSE Amex additional listing approval prior to issuance of the underlying Common Stock. If Lender elects to convert the entire principal amount of the Convertible Note to Common Stock, a total of 260,180 shares of Common Stock would be issued to Lender.

The Convertible Note is secured by all of the assets of Secuprint, except for certain leases which serve as collateral for another obligation of Secuprint.

Events of Default under the Convertible Note include: (i) Company’s failure to meet its obligations for payment under the Convertible Note after notice from Lender, and such failure continues for period of 10 days after Company’s receipt of such notice; (ii) Company fails to observe any of the covenants, conditions or agreements contained in the Convertible Note and such failure continues for a period of 30 days following notice of such failures delivered by Lender; (iii) any representation or warranty made by Company, or any material financial or other information furnished to Lender, proves to be untrue or incorrect in any material respect when made or furnished; (iv) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute filed by or against Company, which is not dismissed within 60 days of such filing, or Company makes an assignment for the benefit of its creditors; (v) Company voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; or (vi) Company becomes insolvent or fails generally to pay its debts as they become due, and said failure continues for a period of 30 days after written notice of same from the Lender to the Company.

The Lender is neither an affiliate of, nor a related party to, the Company or Secuprint.

The forgoing description is a summary only, does not purport to set forth the complete terms of the Convertible Note, and is qualified in its entirety by reference to the Convertible Note, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

That certain Consulting Agreement entered into by and between the Company and Alan Harrison, a non-executive member of the Company’s Board of Directors, dated August 22, 2011, and previously disclosed by the Company in a Current Report on Form 8-K, filed on August 24, 2011, terminated in accordance with its terms, effective on December 31, 2011.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Convertible Promissory Note between Document Security Systems, Inc. and Mayer Laufer, dated December 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: January 4, 2012	By:	/s/ Patrick A. White
Patrick A. White
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Convertible Promissory Note between Document Security Systems, Inc. and Mayer Laufer, dated December 30, 2011.